JOSEPH J. MAO
                           Certified Public Accountant

126 Country Village Lane  Tel: 718-961-2661     Fax: 718-961-2553
New Hyde Park, NY 11040   Tel: 516-437-5603     E-mail: joemao52@yahoo.com

May 11, 2005

Office of the Chief Accountant
Security & Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sir/Or Madam:

Ref: Top Group Holdings, Inc.

I refer to the Current Report on Form 8-K dated May 10, 2005 (the "Report") relating to my dismissal as the independent accountant of TOP Group Holdings, Inc. (the "Company") on December 28, 2004.

I am in agreement with all of the information contained in the Report. Without limiting the foregoing, during the time I served as the Company's independent accountant, there were no disagreements between me and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to my satisfaction, would have caused me to make reference to the subject matter of the disagreements in connection with my report on the Company's consolidated financial statements.

Yours truly yours,



/s/Joseph Mao

Joseph Mao, CPA